MEMBER NEW YORK STOCK EXCHANGE

By E-Mail

January 17, 2006

Mr. Gerard Stephan

President

Rockelle Corporation

162 Miller Place Road

Miller Place, New York 11764

RE: Engagement Letter Effective January 1, 2006

Dear Mr. Stephan:

We are pleased to submit this Engagement Letter (also referred to as the “Agreement”) that sets forth the terms and conditions under which Westminster Securities Corporation (“Westminster”) and Rockelle Corporation (together with its affiliates and/or successors, collectively referred to as “Rockelle”) have agreed to work. The terms of agreement are as follows:

1. Services:

Westminster will (a) assist Rockelle to list its common stock on a National Exchange; and (b) use its best efforts to secure equity-based and/or debt-based funding and/or lines of credit for Rockelle in amounts and upon terms acceptable to Rockelle (“Funding”). Westminster may also undertake such other activities as the parties may from time-to-time mutually agree and determine.

2. Retainer:

Rockelle shall issue to Westminster, or its designees, a retainer equal to One Hundred Thousand (100,000) shares of Rockelle’s common stock (“Retainer Shares”). The Retainer Shares shall be “unregistered” as such term is defined by the Securities and Exchange Acts of 1933 and 1934, and their progeny, provided, however, that Rockelle will include such Retainer Shares in Rockelle’s next registration of any of its securities. The Retainer Shares shall represent a nonrefundable, advance payment to Westminster for its good faith efforts in providing the Services referenced in Section 1 hereof.

100 Wall Street, 7th Floor, New York NY 10005 Tel: (212) 878-6500 Fax: (212) 878-6595

3. Contingent Cash Fee:

Westminster shall be entitled to receive and Rockelle shall pay to Westminster a commission (“Contingent Cash Fee”), calculated as a percentage of each Funding. Each such commission will be paid upon the closing of each Funding or part thereof (“Closing”) according to the following schedule:

Equity-Based Funding (“Equity-Fee”): Ten Percent (10%) of any such equity-based Funding.

Debt-Based Funding Convertible Into Equity (Convertible Fee”): Eight Percent (8%) of any such debt-based convertible Funding.

Non-convertible Debt (“Debt Fee”): Five Percent (5%) of any such non-convertible debt-based Funding.

4. Contingent Warrant Fee:

At each and any Closing, Westminster or its assignees shall, in addition to any Contingent Cash Fee, be entitled to receive from Rockelle, and Rockelle shall issue to Westminster, warrants equal to Ten Percent (10%) of the number of shares issued or issuable in connection with such Funding (including shares underlying warrants and convertible securities), exercisable on the same terms and at the same price paid by the underlying investor(s).

5. Merger Or Acquisition Fee (“Merger Fee”)

In the event Rockelle requests Westminster’s assistance with regard to a merger with, acquisition of, or acquisition by another entity, either public or private, (“Transaction”) Rockelle will pay Westminster a cash fee equal to Five percent (5%) of the total transaction value which includes (i) cash, notes, securities and other property of value; (ii) liabilities (x) repaid or retired in connection with or in anticipation of a Transaction and/or (y) existing on Rockelle’s balance sheet at the time the Transaction is consummated (if such Transaction takes the form of a sale of assets); (iii) payments to be made in installments; (iv) amounts paid or payable under consulting, supply, service, distribution, licensing or lease agreements not to compete or similar arrangements (including such payments to engagement; and, (v) contingent payments

(whether or not related to future earnings or operations).

6. Exclusivity/Authority:

Upon execution hereof, Westminster shall be the Rockelle’s exclusive agent for all matters herein related to the acquisition of the initial ten Stewarts/Wal-Mart locations as presented in Rockelle’s business plan. Upon completion of the acquisition of the initial ten Stewarts/Wal-Mart locations, Westminster shall cease operating as the exclusive agent for Rockelle unless otherwise extended upon the mutual consent of the parties. Notwithstanding anything to the contrary contained herein, upon completion of a Funding in excess of Three Million Dollars ($3,000,000) prior to July 17, 2006, the Initial Term shall be extended to for one year from the date of the Closing on the Funding of $3,000,000. However, in the event that Rockelle has not completed a funding of $3,000,000 in the aggregate by July 17, 2006, then, subject to the provisions of this Agreement, including but not limited to the Tail provisions of this paragraph 6, Rockelle shall have the option of terminating this Agreement.

:	Westminster shall have the non-exclusive right to offer strategic alliances and merger and/or acquisition opportunities to Rockelle, subject to mutually agreed upon terms and conditions.

:

Westminster shall have the right to associate itself with other members of the National Association of Securities Dealers, Inc. (“NASD”) and/or agents who will share in compensation. The selection of other agents shall be mutually agreeable between Rockelle and Westminster, but their compensation shall be at Westminster’s sole discretion.

:

Westminster shall have the right to receive quarterly financial statements from Rockelle. Rockelle shall also provide Westminster reasonable notice of each regular and special meeting of Rockelle’ Board of Directors to which Westminster may, at its option, attend.

:

The twelve (12) month period immediately following the Initial Term of this Agreement shall be referred to as the “Tail Period”. During the Tail Period, Westminster shall be entitled to receive, and Rockelle shall be obligated to pay to Westminster, the Contingent Cash Fee, Contingent Warrant Fee, and/or Merger Fee as defined in this Agreement for any such transactions entered into by Rockelle with any entity introduced directly or indirectly to Rockelle by Westminster or with whom Westminster was working on behalf of Rockelle at Rockelle’ direction under this Agreement.

:	Westminster hereby acknowledges that Rockelle is under no obligation to accept any debt or equity transaction presented by Westminster.

7. Indemnification:

Rockelle agrees to indemnify Westminster to the extent of and in accordance with the provisions of the attached Schedule A which is incorporated by reference herein and made a part hereof, and to provide such other indemnifications, representations and warranties as Westminster may reasonably and from time-to-time request.

8. Due Diligence:	Rockelle shall assist and take whatever actions necessary to facilitate Westminster’s due diligence review of Rockelle and its operations.

9. Expenses:

Rockelle shall, at its option, make arrangement for, pre-pay and/or reimburse Westminster for its travel, entertainment, and other expenses and disbursements incurred by Westminster (and as approved by Rockelle) on Rockelle’s behalf in furtherance of the purpose of this Agreement. Such expenses shall also include by way of example only: (i) legal and/or accounting fees for advice if and as required under this Agreement; (ii) costs associated with due diligence; (iii) escrow fees if required; and/or, (iv) printing and mailing costs.

Rockelle shall, at its option, prepay or reimburse Westminster upon presentation for any costs incurred by Westminster for collection of any Contingent Cash Fee, Contingent Warrant Fee, Merger Fee, and/or Expenses hereunder, including but not limited to reasonable attorney’s’ fees and court costs.

10. Neither party will make any public or other disclosures concerning the Funding or a Transaction without the prior written consent of the other party, subject to each party’s legal obligations. Upon the completion of any funding, merger and/or acquisition, Westminster may request, subject to applicable rules and regulations, and Rockelle shall agree to place, at Rockelle’ expense, an appropriate notice (commonly referred to as a “Tombstone”) in the Wall Street Journal or other such publication as Westminster may reasonably direct.

11. Westminster shall not be obligated to provide advice or perform services to Rockelle that are not specifically addressed in this Agreement. In connection with Westminster providing the services described above, Rockelle shall provide Westminster with any information that Westminster reasonably requires. Rockelle hereby acknowledges that Westminster will be using and relying on said information without independent verification and that Westminster assumes no responsibility for the accuracy and completeness of any information provided to it by Rockelle.

12. The obligations of Westminster described in this Agreement consist solely of best efforts services to Rockelle. In no event shall Westminster be required by this Agreement to act as the agent of Rockelle or otherwise to represent or make decisions for Rockelle or to provide legal or accounting services. All final decisions with respect to acts of Rockelle or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Westminster hereunder, shall be those of Rockelle or such affiliates, and Westminster shall under no circumstances be liable for any expense incurred or loss suffered by Rockelle as a consequence of such decisions.

13. Rockelle hereby acknowledges that Westminster is not a fiduciary of Rockelle and that Westminster makes no representations or warranties regarding Rockelle’s ability to secure financing, whether now or in the future.

14. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles or rules. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree to submit the dispute to binding arbitration in a venue located in New York, NY in accordance with the rules of the American Arbitration Association (“AAA”). The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney’s fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute.

15. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

16. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign any rights, duties, or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

17. This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein.

18. The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any promise or duty to perform is owed under such provision prior to such termination or expiration of the Agreement. Therefore, the parties agree that the provisions of paragraphs 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, and 19 shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

19. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

If the foregoing correctly sets forth the understanding between Rockelle and Westminster, please sign below where indicated.

Very truly yours,	ACCEPTED AND AGREED TO:

John O’Shea, President and CEO	Gerard Stephan, President
Westminster Securities Corporation	Rockelle Corporation

SCHEDULE A - INDEMNIFICATION

Rockelle agrees to indemnify Westminster, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Westminster, is referred to as an “Indemnified Party”) from and against any losses, claims, damages and liabilities, joint or several (including, all legal to other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) (“Damages”), to which such Indemnified Party in connection with its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to, liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact necessary in order to make the statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act, or (iii) arising out of Westminster’s engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that Rockelle will not be liable to the Indemnified Party hereunder to the extent that any damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any other liability, which Rockelle may otherwise have to any Indemnified Party.

If for any reason other than a final non-appealable judgment finding any Indemnified Party liable for Damages for its gross negligence, bad faith or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then Rockelle shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by Rockelle and its shareholders on the one hand and Westminster on the other, but also the relative fault of Rockelle and the Indemnified Party as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received by Westminster hereunder.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will promptly notify Rockelle in writing of the receipt or commencement thereof; however Rockelle shall not have the right to assume the defense of such claim or action (including the employment of counsel). The Indemnified Party shall have the right to retain counsel reasonably satisfactory to Rockelle, at Rockelle’ expense, to represent the Indemnified Party in any claim or action in respect of which indemnity may be sought and agrees to cooperate with Rockelle and Rockelle’ counsel in the defense of such claim or action. The omission by an Indemnified Party to promptly notify Rockelle of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve Rockelle from any liability Rockelle may have to such Indemnified Party only to the extent that such a delay in notification materially prejudices Rockelle’ ability to defend such claim or action. Rockelle shall not be liable for any settlement of any such claim or action effected without its prior written consent, which shall not be unreasonably withheld or delayed.

Initials _________	Initials __________